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                                                                      EXHIBIT 11

                              HABERSHAM BANCORP

               Statement Re: Compilation of Per Share Earnings

             For the Years Ended December 31, 1994, 1993 and 1992
              and Pro Forma for the year ended December 31, 1994


                                                           Historical                        Pro Forma
                                          --------------------------------------------       ----------
                                             1994             1993             1992             1994
                                          ----------       ----------       ----------       ----------
Net income                                $1,658,385       $1,557,718       $1,410,497       $1,784,650
                                          ----------       ----------       ----------       ----------

Weighted average number of shares
  outstanding                                332,277          330,448          329,847          332,277

Effect of outstanding stock options
  using the treasury stock method              5,645            3,965            2,887            5,645

Shares assumed to be issued in the
  acquisition                                                                                   124,379
                                          ----------       ----------       ----------       ----------

Number of common and common
  equivalent shares outstanding              337,922          334,413          332,734          462,301
                                          ==========       ==========       ==========       ==========

Net income per share                      $     4.91       $     4.66       $     4.24       $     3.86
                                          ==========       ==========       ==========       ==========






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